PROMISSORY NOTE EXTENSION

Principle Sum $15,000.00

Origination Date: June 30th, 2014
Extension Date: November 3rd, 2014

WHERE AS, on June 30th 2014 ("Origination Date") Entia Biosciences, Inc. ("The Company" or "Payor") issued a Promissory Note with a Principle Sum of $15,000.00 to Philip Sobol (the "Payee") with an address of: 3230 Iredell Lane, Studio City, CA 91604. The original note matured on October 31st, 2014.

WHERE AS, the Company desires and the Payee agrees to extend the note until November 3, 2015 with the following terms:

1. Convertible Option: Any time during the Term of this Promissory Note the Payee will have the option to convert the unpaid principle into the Company's Common Stock (ERGO), at $0.30 (thirty cents) per share. Furthermore, the Payee will also have the right, but not the obligation, to convert the unpaid balance of this note into any subsequent offering made by the Company.
2. The Company will issue a (7) year Warrant to purchase 15,000 shares of the Company's Common stock (ERGO) at $0.20 (twenty cents) per share. The shares issued pursuant to this warrant will vest monthly (1/12 per month) and shall be full vested as of November 3rd, 2015. Vesting will cease if the Principle Sum is paid in full prior to the Maturity date.
3. The 15,000 warrants issued pursuant to the original promissory note will be re-priced from $0.50 cents per share to $0.30 cents per share.

Upon default by Payor in the payment of the principal amount of or any other sum due in accordance with the terms of this note, Payee at their option,may proceed against the Payor. In the event of such default, the Payor agrees to pay all costs and expenses of collection, including reasonable attorney's fees and interest from the date of such default, on the principal amount unpaid, at the maximum rate permitted by law.

Presentment and demand for payment, notice or dishonor, protest and notice of protest, are hereby waived by the Payor. This note (i) may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of such change, waiver, or termination is sought and (ii) shall be binding upon Payor, its successors, assigns and transferees and shall inure to the benefit of and be enforceable by Payee, its successors and assigns.

This note shall be construed and governed in all respects by the laws of the state of Oregon applicable to contracts made and to be performed therein.

If any provisions of this note are declared invalid, illegal or unenforceable, the balance of this note shall remain in full force and effect.

IN WITNESS WHEREOF, the Payor has executed this note on the day and year first written above.

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Philip Sobol
Payee

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Marvin S. Hausman
CEO - Entia Biosciences, Inc